SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                AMENDMENT NO. 1
                                       TO
                                    FORM 8-A
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                               Netro Corporation
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               (Exact name of Registrant as Specified in Charter)

                      Delaware                                   77-0395029
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       (State of Incorporation or Organization)               (IRS Employer
                                                            Identification No.)

    3860 North First Street, San Jose, California                  95134
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      (Address of Principal Executive Offices)                   (Zip Code)


If this form relates to the                  If this form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securities pursuant to Section
12(b) of the Exchange Act and is             12(g) of the Exchange Act and is
effective pursuant to General                effective pursuant to General
Instruction A.(c), please check the          Instruction A.(d), please check the
following box. [ ]                           following box. [X]


Securities Act registration statement file number to which this form relates: ____________________
             (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class          Name of Each Exchange on Which
            to be so Registered          Each Class is to be Registered
            -------------------          ------------------------------

                    None                             None
            -------------------          ------------------------------

            -------------------          ------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Right
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                                (Title of Class)

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                                (Title of Class)

                          AMENDMENT NO. 1 TO FORM 8-A

     The undersigned registrant hereby amends and supplements the following items and exhibits or other portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2001, as follows:

Item 1. Description of Registrant's Securities to be Registered

     Item 1 is hereby amended by appending the following paragraphs at the end thereof:

     Effective January 14, 2002, the Company amended the Rights Agreement dated July 23, 2001, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Amended and Restated Rights Agreement"). The following paragraph summarizes the changes to the Rights Agreement effectuated through this amendment. Capitalized terms used without definition below have the meanings assigned to them in the Amended and Restated Rights Agreement.

     The term "Acquiring Person" is revised to exclude AT&T Wireless Services, Inc. ("AWS") and its Affiliates and Associates (the "AT&T Wireless Group") solely pas a result of (i) the announcement, approval, execution or delivery of the Asset Purchase Agreement dated as of January 14, 2002, between the Company, AAS, Inc. and AWS or the consummation of the transactions contemplated thereunder or (ii) the Beneficial Ownership of Lewis Chakrin that is attributable to securities or rights to acquire securities, which securities or rights were acquired by Lewis Chakrin in his capacity as a director as a result of grants made generally available to all non-employee directors of the Company. In addition, a clause was added to the Agreement providing that the AT&T Wireless Group shall not be considered an Acquiring Person, no Distribution Date shall occur and no Rights shall be exercisable pursuant to any provision of the Rights Agreement, solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or consummation of the transactions contemplated thereunder or (ii) the Beneficial Ownership of Lewis Chakrin that is attributable to securities or rights to acquire securities, which securities or rights were acquired by Lewis Chakrin in his capacity as a director as a result of grants made generally available to all non-employee directors of the Company.

     This description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed herewith.

Item 2. Exhibits

     Item 2 is hereby amended by adding the following exhibit attached hereto:

     2. Amended and Restated Rights Agreement dated January 14, 2002, between Netro Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating

Cumulative Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Netro Corporation


                                            By: /s/ Sanjay Khare
                                               ---------------------------------
                                               Name:  Sanjay Khare
                                               Title: Chief Financial Officer


Dated: January 22, 2002

Exhibit Index

     2. Amended and Restated Rights Agreement dated January 14, 2002, between Netro Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.




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